FOR IMMEDIATE RELEASE: CONTACT:	July 21, 2003 Doug Hemer Aetrium Incorporated (651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS SECOND QUARTER RESULTS

St. Paul, Minn (7/21/03)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for the second quarter ended June 30, 2003. Revenue for the second quarter was $3,243,000, up from revenue of $3,070,000 for the prior quarter and revenue of $3,177,000 for the second quarter of 2002. Net loss for the second quarter was $511,000, or $.05 per share, as compared to a net loss for the second quarter of 2002 of $583,000, or $.06 per share.

“We saw a continuation of unsteady conditions in our industry in the second quarter, as recovery in the semiconductor industry proceeded but at a very slow pace,” said Joseph C. Levesque, president and chief executive officer. “Bookings improved during the quarter, and exceeded revenue for the second quarter in a row. However, our customers continue to have limited long term visibility, and equipment purchases continue to be based on short term and immediate production needs. Accordingly, we are planning for revenues near current levels at least through the third quarter.”

“On the other hand, signs of the semiconductor industry recovery are becoming more and more evident,” Mr. Levesque continued. “Semiconductor unit volumes continue to be on the rise and are now predicted to top the record volumes of 2000 by the end of this year. Semiconductor inventories continue at healthy levels and capacity utilization is generally tightening. Accordingly, we expect to see improvement in capacity requirements in the semiconductor industry by year’s end.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2002.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test integrated circuits and discrete electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minn. and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,

	2003	2002	2003	2002

Net sales	$3,243	$3,177	$6,313	$6,294
Cost of goods sold	1,578	1,433	3,077	2,844

Gross profit	1,665	1,744	3,236	3,450

Gross profit percent	51.3%	54.9%	51.3%	54.8%

Operating expenses:
Selling, general and administrative	1,520	1,768	3,036	3,620
Research and development	662	583	1,215	1,130
Unusual charges	0	0	149	0

Total operating expenses	2,182	2,351	4,400	4,750

Loss from operations	(517)	(607)	(1,164)	(1,300)
Other income, net	6	24	23	56

Loss before income taxes and cumulative effect of a change in accounting principle	(511)	(583)	(1,141)	(1,244)
Income taxes	0	0	0	0

Loss before cumulative effect of a change in accounting principle	(511)	(583)	(1,141)	(1,244)
Cumulative effect of a change in accounting principle	0	0	0	(6,486)

Net loss	$(511)	$(583)	$(1,141)	$(7,730)

Loss per common share (basic and diluted):
Loss before cumulative effect of a change in accounting principle	$(0.05)	$(0.06)	$(0.12)	$(0.13)
Cumulative effect of a change in accounting principle	0.00	0.00	0.00	(0.69)

Net loss	$(0.05)	$(0.06)	$(0.12)	$(0.82)

Weighted average common shares outstanding (basic and diluted)	9,477	9,477	9,477	9,476

Aetrium Incorporated
Pro Forma Consolidated Statements of Operations (1)
(in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,

	2003	2002	2003	2002

Net sales	$3,243	$3,177	$6,313	$6,294
Cost of goods sold	1,578	1,433	3,077	2,844

Gross profit	1,665	1,744	3,236	3,450

Gross profit percent	51.3%	54.9%	51.3%	54.8%

Operating expenses:
Selling, general and administrative	1,520	1,768	3,036	3,620
Research and development	662	583	1,215	1,130

Total operating expenses	2,182	2,351	4,251	4,750

Loss from operations	(517)	(607)	(1,015)	(1,300)
Other income, net	6	24	23	56

Loss before income taxes	(511)	(583)	(992)	(1,244)
Income taxes	0	0	0	0

Net loss	$(511)	$(583)	$(992)	$(1,244)

Net loss per share (basic and diluted)	$(0.05)	$(0.06)	$(0.10)	$(0.13)

Weighted average common shares outstanding (basic and diluted)	9,477	9,477	9,477	9,476

(1)	Management believes that supplementary pro forma information is useful to investors in performing financial analysis and making additional relevant period-to-period comparisons. Management uses these measures internally to establish operational goals, to evaluate the company’s operating performance, and in planning and forecasting the company’s future periods. Pro forma results are calculated by beginning with results determined in accordance with Generally Accepted Accounting Principles (GAAP), and then excluding items which we believe are unusual or non-recurring items. Following is a reconciliation of GAAP net loss to pro forma net loss:

	Three Months ended June 30,		Six Months ended June 30,

	2003	2002	2003	2002

Net loss — GAAP	$(511)	$(583)	$(1,141)	$(7,730)
Operating expenses — restructuring charge	0	0	149	0
Cumulative effect of a change in accounting principle - goodwill impairment charge recorded upon the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”	0	0	0	6,486

Net loss — pro forma	$(511)	$(583)	$(992)	$(1,244)

Aetrium Incorporated
Consolidated Balance Sheets
(In Thousands)

	June 30,	December 31,
	2003	2002

Assets:
Cash and cash equivalents	$4,549	$5,796
Accounts receivable, net	2,117	1,628
Inventories — operations	6,719	6,815
Inventories — shipped equipment subject to revenue deferral	301	544
Other current assets	333	152

Total current assets	14,019	14,935

Property and equipment, net	352	472
Identifiable intangible assets, net	2,192	2,634
Other assets	41	40

Total assets	$16,604	$18,081

Liabilities and shareholders’ equity:
Trade accounts payable	$654	$597
Accrued liabilities	1,863	2,256

Total liabilities	2,517	2,853

Shareholders’ equity	14,087	15,228

Total liabilities and shareholders’ equity	$16,604	$18,081